As filed with the U.S. Securities and Exchange Commission on November 12, 2025.

Registration No. 333-289757

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Altech Digital Co., Ltd.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

Cayman Islands	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Units 608-61
Level 6, Core C, Cyberport 3
100 Cyberport Road, Pok Fu Lam
Hong Kong
+852-9144-0470
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

COGENCY GLOBAL INC.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1-800-221-0102
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place Central Hong Kong Telephone: +1 310-728-5129	Shane Wu, Esq. Ross D. Carmel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of Americas, 31st Floor New York, NY10036 Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Emerging growth company. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing exhibit 23.1 to this registration statement on Form F-1 (File No. 333-289757), or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and Part II of the Registration Statement. This Amendment No. 4 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 3 to the Registration Statement filed on September 25, 2025, and consists only of the cover page, this explanatory note and Part II of the Registration Statement.

Part II — Information Not Required in the Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against wilful default, fraud or the consequences of committing a crime. Our Memorandum and Articles provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of our Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding Ordinary Shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On May 29, 2025, Altech Digital Holding Limited entered into Sale and Purchase Agreements with Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively. Pursuant to the Sales and Purchase Agreements, Altech Digital Holding Limited is to sell, and Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited are to acquire, 4.98%, 4.95%, 4.93%, 4.90%, 4.89% and 4.88% of the issued Class A equity interests in Altech Digital Co., Ltd., at the consideration of US$22,410, US$22,275, US$22,185, US$22,050, US$22,050 and US$21,960, respectively. On the same date, Altech Digital Holding Limited executed the instrument of transfers whereby Altech Digital Holding Limited have transferred 1,269,900, 1,262,250, 1,257,150, 1,249,500, 1,246,950 and 1,244,400 Class A Ordinary Shares, out of its 25,500,000 Class A Ordinary Shares, to Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively. Subsequent to the transfers, Altech Digital Co., Ltd. is owned as to (i) 17,969,850 Class A Ordinary Shares and 2,500,000 Class B Ordinary Shares by Altech Digital Holding Limited; and (ii) 1,269,900, 1,262,250, 1,257,150, 1,249,500, 1,246,950 and 1,244,400 Class A Ordinary Shares Core Spot Group Limited, Ocean Satellite Limited, Horizon Success Limited, Vica Moon Holdings Limited, Peak Wise Group Limited and Top Success (BVI) Limited, respectively.

We believe that the offers, sales and issuances of the securities described in the preceding paragraph were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder, in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2), (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) under Rule 701 promulgated under the Securities Act in that the transactions were underwritten compensatory benefit plans or written compensatory contracts.

Item 8. Exhibits.

(a)	Exhibits.

The following documents are filed as part of this registration statement:

1.1	Form of Underwriting Agreement**
3.1	Memorandum and Articles of Association of the Company**
4.1	Specimen Certificate for Class A Ordinary Shares**
5.1	Opinion of Ogier as to the validity of the Ordinary Shares and certain Cayman Islands tax matters**
8.1	Opinion of David Fong & Co., as to certain Hong Kong tax matters (included in Exhibit 99.1)**
8.2	Opinion of Ogier as to Cayman Islands tax matters (included in Exhibit 5.1)**
10.1	Employment Agreement between the Registrant and Kwok Wai BOW, the Registrant’s Chairman**
10.2	Employment Agreement between the Registrant and Kei Ho Kevin LAM, the Registrant’s Chief Executive Officer**
10.3	Employment Agreement between the Registrant and Sai Hang KWONG, the Registrant’s Chief Financial Officer**
10.4	Form of Independent Director Agreement between the Registrant and its Independent Directors**
10.5	Smart-Space Licence Agreement of Units 608-61, Level 6, Core C, Cyberport 3, 100 Cyberport Road, Pok Fu Lam, Hong Kong**
10.6	Service Agreement between Alliance Technology Global Limited and Altech Hong Kong Limited**
14.1	Code of Business Conduct and Ethics**
21.1	List of Subsidiaries**
23.1	Consent of SRCO Professional Corporation Chartered Professional Accountants*
23.2	Consent of Ogier (included in Exhibit 5.1)**
23.3	Consent of David Fong & Co., Hong Kong counsel to the Registrant (included in Exhibit 99.1)**
23.4	Consent of GOVEN Intelligence Holdings Limited**
24.1	Power of Attorney (included on signature page to the registration statement)*
99.1	Opinion of David Fong & Co., Hong Kong counsel to the Registrant, regarding certain Hong Kong legal and tax matters**
99.2	Charter of the Audit Committee**
99.3	Charter of the Compensation Committee**
99.4	Charter of the Nominating and Corporate Governance Committee**
99.5	Consent of Jian, HUANG, Independent Director Nominee**
99.6	Consent of Sze Ho, CHAN, Independent Director Nominee**
99.7	Consent of Keung Wa Steven, TSANG, Independent Director Nominee**
99.8	Executive Compensation Recovery Policy**
99.9	Insider Trading Policy**
107	Calculation of Registration Fee**

*	Filed herewith.

**	Previously filed.

(b)	Financial Statement Schedules

None.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	to include any prospectus required section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration state

(b)	to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser;

(c)	insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(d)	for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(e)	for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on November 12, 2025.

Altech Digital Co., Ltd.

By:	/s/ Kwok Wai Bow
Name:	Kwok Wai, BOW
Title:	Chairman of the Board and Director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kwok Wai BOW his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Kwok Wai Bow	Chairman of the Board of Directors and Director	November 12, 2025
Kwok Wai, BOW	(Principal executive officer)

/s/ Kei Ho Kevin Lam	Chief Executive Officer and Director	November 12, 2025
Kei Ho Kevin, LAM	(Principal executive officer)

/s/ Sai Hang Kwong	Chief Financial Officer	November 12, 2025
Sai Hang, KWONG	(Principal financial and accounting officer)

/s/ Jian Huang	Independent Director Nominee	November 12, 2025
Jian, HUANG

/s/ Sze Ho Chan	Independent Director Nominee	November 12, 2025
Sze Ho, CHAN

/s/ Keung Wa Steven TSANG	Independent Director Nominee	November 12, 2025
Keung Wa Steven, TSANG

Authorized U.S. Representative

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Altech Digital Co., Ltd., has signed this registration statement in New York, on November 12, 2025.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Collen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.